Exhibit 99.2

FOR RELEASE ON	CONTACT:	Lucera Blount Parker
May 11, 2005		(919) 687-7802
(919) 687-7821 Fax
lucera.parker@mfbonline.com

M&F Bancorp and Mechanics and Farmers Bank

Announce New Chief Executive

Durham, NC — (May 11, 2005) M&F Bancorp, Inc. and Mechanics and Farmers Bank today announced that their Boards of Directors have selected Ronald Wiley as President and Chief Executive Officer for the one-bank holding company and its wholly-owned subsidiary, Mechanics and Farmers Bank (“M&F Bank”). Mr. Wiley will assume those positions on June 15, 2005.

Wiley has served as President and CEO of Southern Dallas Development Corporation since 2003. The company is a 501-(c)-3 non-profit organization that operates as a Community Development Financial Institution to provide capital and loans to minority- and women-owned businesses in the Dallas, Texas area. From 1994 to 2002, Wiley was President and Chief Executive Officer of Douglass National Bank in Kansas City, Missouri, the oldest African American-owned bank west of the Mississippi River. During his tenure, he guided that bank to a 200% increase in asset size.

Wiley’s background includes extensive experience with both large and small financial services institutions, as well as community economic development. Specifically, he has been actively involved in commercial lending, corporate banking, commercial real estate lending, and small business lending. He received a B. S. in Business Administration from Otterbein College in Westerville, Ohio, and completed the Owner/President Program at the Harvard Business School in Cambridge, Massachusetts.

“Ronald Wiley’s background in community banking and economic development makes him particularly well-suited to take on the reins at this organization. He also has a proven track record of leadership that garners impressive results. We all recognize that he will be walking in the footsteps of the giants who have led this organization, and we could not be more pleased that he has agreed to come on board,” said M&F Bancorp Board Chairman Maceo K. Sloan. “It was important that we find the right person to help the holding company and bank meet the competitive and regulatory challenges that we face. We’re confident that this is a great fit for all involved,” said Aaron L. Spaulding, Chairman of the M&F Bank Board of Directors.

Mr. Lee Johnson, Jr., current President and CEO of M&F Bancorp and M&F Bank, will be retiring from those positions after 37 years of service. Mr. Johnson will continue to serve as a consultant to M&F Bank after his retirement.

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M&F Bancorp, Inc., a one-bank holding company with assets of approximately $231.0 million as of December 31, 2004, is the parent company of Mechanics and Farmers Bank (“M&F Bank”). The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC or visit http://www.mfbonline.com.

Photos:

Incoming President and CEO, Ronald Wiley is introduced to shareholders at the M&F Bancorp, Inc. 2005 Annual Shareholders Meeting.

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